                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*


                                  OPTIKA INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  68 3973 101
                        ------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                              (Page 1 of 5 Pages)
SEC 1745 (3-98)

  CUSIP NO. 68 3973 101
           ------------


------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Malcolm D. Thomson

------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
        United States Permanent Resident Alien; Citizen of United Kingdom
------------------------------------------------------------------------------
   NUMBER           5   SOLE VOTING POWER
     OF                 524,186 shares
   SHARES
 BENEFICIALLY       -----------------------------------------------------------
  OWNED BY          6   SHARED VOTING POWER
  REPORTING             100,000 shares
   PERSON           ----------------------------------------------------------
                    7   SOLE DISPOSITIVE POWER
                        456,686 shares
                    ----------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
                        167,500 shares
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        624,186 shares. Includes 100,000 shares held of record by Nancy H. Thomson, the spouse of the Reporting Person, which shares the Reporting Person disclaims beneficial ownership.

------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        8.7%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
        IN
------------------------------------------------------------------------------

Item 1

     (a) Name of Issuer

                Optika Inc.

     (b) Address of Issuer's Principal Executive Offices

                7450 Campus Drive, Second Floor
                Colorado Springs, CO 80920
Item 2

     (a) Name of Person Filing

                Malcolm D. Thomson

     (b) Address of Principal Business Office or, if none, Residence

                7450 Campus Drive, Second Floor
                Colorado Springs, CO 80920

     (c) Citizenship

                See Row 4 of cover page.

     (d) Title of Class of Securities

                Common Stock, Par Value $.001 per share

     (e) CUSIP Number

                68 3973 101

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                Not Applicable

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)   Amount beneficially owned:

                      See Row 9 of cover page.

     (b)   Percent of class:

                      See Row 11 of cover page.

     (c)   Number of shares as to which the person has:

           (i)   Sole power to vote or to direct the vote

                      See Row 5 of cover page.

           (ii)  Shared power to vote or to direct the vote

                      See Row 6 of cover page.

           (iii) Sole power to dispose or to direct the disposition of

                      See Row 7 of cover page.

           (iv)  Shared power to dispose or to direct the disposition of

                      See Row 8 of cover page.

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

                Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                Not Applicable

Item 8.  Identification and Classification of Members of the Group.

                Not Applicable

Item 9.  Notice of Dissolution of a Group

                Not Applicable

Item 10. Certification

                Not Applicable

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              ----------------------------------
                                                            Date

                                              /s/ Malcolm D. Thomson
                                              ----------------------------------
                                                          Signature


                                              ----------------------------------
                                                      Malcolm D. Thomson

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)